UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 11, 2008

Date of Report (Date of earliest event reported)

NYSE Euronext

(Exact name of registrant as specified in its charter)

Delaware	001–33392	20–5110848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Wall Street New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 656–3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 11, 2008, NYSE Euronext and Atos Origin, S.A. (“Atos Origin”) entered into a Master Agreement (the “Master Agreement”), pursuant to which NYSE Euronext will acquire the 50% stake in AtosEuronext Market Solutions (“AEMS”) owned by Atos Origin, as a result of which AEMS will become a wholly-owned subsidiary of NYSE Euronext. Upon completion of the transactions contemplated by the Master Agreement, NYSE Euronext will own the NSC cash trading and LIFFE CONNECT® derivatives trading platform technology and all of the management and development services surrounding these platforms, as well as AEMS’s third-party exchange technology business and TRS/CRP. Atos Origin will be acquiring the third-party clearing and settlement and capital markets businesses from AEMS (the “Carve Out”).

Subject to completion of the Carve Out and other conditions described below, Euronext France, a wholly-owned subsidiary of NYSE Euronext, will acquire (a) all of the shares of AEMS held by Atos Origins and its affiliates and (b) certain of AEMS’ cash and cash equivalents — which NYSE Euronext anticipates will be approximately €130 million ($205 million) — for approximately €282 million ($445 million), subject to adjustment. The price adjustment will reflect retention payments made by NYSE Euronext to AEMS employees in connection with the transaction, any dividends paid by AEMS to Atos Origin and its affiliates in 2008 prior to the closing of the transaction, and cash amounts relating to certain businesses and equity securities being transferred out of AEMS in connection with the Carve Out.

The parties have agreed to customary representations and warranties, covenants and indemnification obligations in the Master Agreement.

The closing of the transaction is subject to various conditions, including regulatory approval, execution by an Atos Origin affiliate of a license agreement for certain rights from a third party in connection with the Carve Out and obtaining any required approvals of certain ancillary transaction agreements by the Supervisory Board of AEMS.

The foregoing description of the Master Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Master Agreement, which will be exhibited to and incorporated by reference within NYSE Euronext’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 to be subsequently filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext

Dated: July 17, 2008	By	/s/ Janet M. Kissane
Janet M. Kissane
Senior Vice President and Deputy Corporate Secretary